Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER EQUITY TO ACQUIRE GENERAL PARTNER OF
REGENCY ENERGY PARTNERS
Energy Transfer Partners’ Interest in Midcontinent Express Pipeline
Will Be Owned By Regency
     DALLAS, May 11, 2010 — Dallas-based Energy Transfer Equity, L.P. (NYSE:ETE), the owner of the general partner of Energy Transfer Partners, L.P. (NYSE:ETP), today announced it has entered into a definitive agreement to acquire the general partner of Regency Energy Partners LP (Nasdaq: RGNC).
     ETE will acquire a 100 percent interest in Regency’s general partner from an affiliate of GE Energy Financial Services, a unit of General Electric (NYSE:GE), for approximately $300 million in ETE preferred units. ETE will own the general partner of both ETP and Regency, which will remain separately operated partnerships.
     “We have been actively looking for growth and acquisition opportunities for ETE for some time,” said Kelcy Warren, ETE’s chairman of the board of directors. “The opportunity to acquire interests in Regency made sense on many levels. Distributions from Regency not only help to diversify ETE, but they also enhance its ability to increase distributions over time by pursuing new growth opportunities at both ETP and Regency. While ETP and Regency will be competitors in the midstream space, they will be run by highly talented management teams that will look for opportunities to work together.”
     Under the terms of the transaction agreements, ETP will transfer a 49.9 percent interest in Midcontinent Express Pipeline LLC (MEP) to ETE in exchange for the redemption of 12.3 million ETP units valued at approximately $600 million based on a 10-day weighted average closing price of ETP units as of May 4, 2010. ETE will then exchange the interest in MEP with Regency for 26.3 million new Regency common units valued at approximately $600 million based on a 10-day weighted average closing price of Regency units as of May 4, 2010. Following the closing of the transactions, ETE expects to own approximately 22 percent of Regency’s outstanding common units and approximately 28 percent of ETP’s outstanding common units. ETP will continue to deliver natural gas to MEP through its intrastate pipeline system. Kinder Morgan will retain its 50 percent ownership in MEP.
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Energy Transfer Equity/Page 2
     “This ownership transfer of MEP is tax-efficient to our unitholders, and the value being received is at an attractive multiple. It also allows ETP to forego approximately $86 million in required capital commitments to MEP, and enables ETP to focus its efforts on pursuing attractive capital re-deployment opportunities,” said Warren. “ETP plans to retire the common units it will receive from ETE, which will make future growth projects or acquisitions more accretive for our unitholders due to the reduced number of ETP units outstanding and the reduced distribution obligations associated with those units.”
     All transactions are expected to be closed within the next 30 days. Financial advisors for this transaction were Credit Suisse Securities (USA) LLC for ETE and RBS Securities Inc. for ETP. Legal counsels were Vinson & Elkins L.L.P. for ETE and Andrews Kurth LLP for ETP.
Conference Call
     ETE and ETP will host a conference call to discuss the transaction details on May 11, 2010 at 9 a.m. central time. The call can be accessed by dialing 1-866-730-5767. The participant pass code is 23849430. Additionally, the conference call will be broadcast live via an Internet web cast at www.energytransfer.com. The call will be available for replay on Energy Transfer’s web site for a limited time.
     Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units.
     Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 500 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
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Energy Transfer Equity/Page 3
     Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
     This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, Regency or GE. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETP, ETE, Regency and GE. Neither ETE, ETP, Regency nor GE undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.
     The information contained in this press release is available on the Partnerships’ web site at www.energytransfer.com.

Contacts
Investor Relations:	Media Relations:
Brent Ratliff	Vicki Granado
Energy Transfer	Granado Communications Group
214-981-0700 (office)	214-504-2260 (office)
214.498.9272 (cell)
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